File No. ________

As filed with the Securities and Exchange Commission on December 16, 2002.

SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

CAPITAL AUTOMOTIVE REIT
(Exact Name of Registrant as Specified in Its Charter)

Maryland (State or Other Jurisdiction of Incorporation or Organization)	54-1870224 (I.R.S. Employer Identification No.)

8270 Greensboro Drive, Suite 950, McLean, Virginia 22102
(Address of Principal Executive Offices)

CAPITAL AUTOMOTIVE GROUP
SECOND AMENDED AND RESTATED 1998 EQUITY INCENTIVE PLAN
( Full Title of the Plan)

Thomas D. Eckert
President and Chief Executive Officer
Capital Automotive REIT
8270 Greensboro Drive, Suite 950
McLean, Virginia 22102
(Name and Address of Agent for Service)

(703) 288-3075
(Telephone Number, Including Area Code, of Agent for Service)

Copies to:
Sylvia M. Mahaffey, Esq.
Shaw Pittman LLP
2300 N Street, N.W.
Washington, D.C. 20037

CALCULATION OF REGISTRATION FEE

		Proposed Maximum	Proposed Maximum
Title of Securities	Amount to be	Offering Price	Aggregate Offering	Amount of
to be Registered	Registered (1)(3)	Per Share (2)	Price (2)	Registration Fee(3)

Common Stock, $.01 par value per share	1,300,000 shares	$24.69	$32,097,000	$2,952.92

(1) Also registered hereunder are such additional number of Common Shares of Beneficial Interest (“Common Shares”), presently indeterminable, as may be necessary to satisfy the antidilution provisions of the Plan to which this Registration Statement relates.

(2) Estimated solely for the purpose of computing the registration fee in accordance with Rule 457(c), based on the average of the high and low sales price on December 11, 2002, as reported by the Nasdaq National Market.

(3) 3,771,344 of the Registrant’s Common Shares have previously been registered with the Securities and Exchange Commission pursuant to an effective Registration Statement on Form S-8 (No. 333-78215). The amount of the registration fee, therefore, relates to only those additional 1,300,000 Common Shares being registered pursuant hereto.

INTRODUCTORY STATEMENT NOT FORMING PART OF PROSPECTUS

     This registration statement relates to the registration of additional shares of the same class as other securities for which a registration statement filed on this form relating to the Capital Automotive Group Amended 1998 Equity Incentive Plan is effective (No. 333-78215). The contents of registration statement No. 333-78215 are hereby incorporated by reference.

NOTICE REGARDING CHANGE IN INDEPENDENT ACCOUNTANTS

     On May 24, 2002, Capital Automotive REIT, a Maryland real estate investment trust (the “Registrant” or the “Company”) announced that it had appointed Ernst & Young LLP to replace Arthur Andersen LLP as the Company’s independent accountants. Arthur Andersen LLP served as the Company’s independent accountants since its organization in October 1997 and audited the Company’s annual financial statements for each of its fiscal years ended December 31, 1997 through December 31, 2001.

     In order to effectuate the Company’s ability to raise capital in the future, Ernst & Young LLP, at the request of the Company, has re-audited the Company’s financial statements for the fiscal years ended December 31, 2001 and 2000. These financial statements, along with the Company’s financial statements for the fiscal year ended December 31, 1999 audited by Arthur Andersen LLP, are contained in a Form 8-K filed with the Securities and Exchange Commission (the “SEC”) on December 16, 2002, referred to as the Re-audit
Form 8-K. The Re-audit Form 8-K is incorporated by reference in this registration statement, and you should review the financial statements included in the Re-audit Form 8-K for financial information about the Company for its fiscal years ended December 31, 2001, 2000 and 1999.

     In addition, pursuant to the Securities Act of 1933, as amended (the “Securities Act”) and the rules promulgated thereunder, the Company is required to, and has incorporated into this registration statement on Form S-8 its Form 10-K for the year ended December 31, 2001, referred to as its 2001 Form 10-K. Although the 2001 Form 10-K contains the Company’s financial statements for each of its fiscal years ended December 31, 2001, 2000 and 1999, all of which were audited by Arthur Andersen LLP, you should rely on the Re-audit Form 8-K for these financial statements.

NOTICE REGARDING ARTHUR ANDERSEN LLP

     Section 11(a) of the Securities Act provides that if any part of a registration statement at the time it becomes effective contains an untrue statement of a material fact or an omission to state a material fact required to be stated therein or necessary to make the statements therein not misleading, any person acquiring a security pursuant to the registration statement (unless it is proved that at the time of the acquisition the person knew of the untruth or omission) may sue, among others, every accountant who has consented to be named as having prepared or certified any part of the registration statement or as having prepared or certified any report or valuation which is used in connection with the registration statement with respect to the statement in the registration statement, report or valuation which purports to have been prepared or certified by the accountant.

     Prior to the date of the filing of this registration statement with the SEC, the Arthur Andersen LLP partners who reviewed the Company’s audited financial statements contained in the 2001 Form 10-K and the Re-audit Form 8-K resigned from Arthur Andersen LLP and Arthur Andersen LLP was convicted for obstruction of justice and elected to cease practicing before the SEC in August 2002. As a result, after reasonable efforts, the Company has been unable to obtain Arthur Andersen LLP’s written consent to the incorporation by reference into this registration statement of its audit reports with respect to the Company’s financial statements contained in the 2001 Form 10-K and the Re-audit Form 8-K.

     Under these circumstances, Rule 437a under the Securities Act permits the Company to file this registration statement without a written consent from Arthur Andersen LLP. Accordingly, Arthur Andersen LLP will not be liable to persons acquiring the Company’s common shares of beneficial interest registered pursuant to this registration statement under Section 11(a) of the Securities Act because it has not consented to being named as an expert in the registration statement.

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

     Note: The document(s) containing the information required by Item 1 of Form S-8 and the statement of availability of registrant information and any other information required by Item 2 of Form S-8 will be sent or given to participants as specified by Rule 428 under the Securities Act. In accordance with Rule 428 and the requirements of Part I of Form S-8, such documents are not being filed with the SEC either as part of this Registration Statement or as prospectuses or prospectus supplements pursuant to Rule 424 under the Securities Act. The Registrant shall maintain a file of such documents in accordance with the provisions of Rule 428. Upon request, the Registrant shall furnish the SEC or its staff a copy or copies of all of the documents included in such file.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3. Incorporation of Documents by Reference.

     The following documents, which are on file with the SEC are incorporated herein by reference and made a part hereof:

1)	The Company’s Registration Statement on Form S-8 filed on May 11, 1999 (File No. 333-78215).

2)	The Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2001 (File No. 000-23733).

3)	The Company’s Quarterly Report on Form 10-Q for the quarter ended March 31, 2002 (File No. 000-23733).

4)	The Company’s Quarterly Report on Form 10-Q for the quarter ended June 30, 2002 (File No. 000-23733).

5)	The Company’s Quarterly Report on Form 10-Q for the quarter ended September 30, 2002 (File No. 000-23733).

6)	The description of the Company’s common shares of beneficial interest contained in the Registration Statement on Form 8-A filed with the SEC on February 5, 1998 (File No. 000-23733).

7)	The Company’s Current Report on Form 8-K filed with the SEC on December 16, 2002 (File No. 000-23733).

8)	The Company’s Current Report on Form 8-K filed with the SEC on May 24, 2002 (File No. 000-23733).

9)	The Company’s Current Report on Form 8-K/A filed with the SEC on January 22, 2002, amending Forms 8-K/A filed with the SEC on January 19, 2001 and 2000 and a Form 8-K filed with SEC on February 26, 1999 (File No. 000-23733).

     All documents subsequently filed by the Company pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Securities and Exchange Act of 1934, as amended, prior to the filing of a post-effective amendment which indicates that all securities offered have been sold or which de-registers all securities then remaining unsold shall be deemed to be incorporated by reference herein and to be a part hereof from the date of filing of such reports and documents.

Item 4. Description of Securities.

     Not applicable.

Item 5. Interests of Named Experts and Counsel.

     Not applicable.

Item 6. Indemnification.

     Our declaration of trust and bylaws authorize us to indemnify our present and former trustees and officers and to pay or reimburse expenses for such individuals in advance of the final disposition of a proceeding to the maximum extent permitted from time to time under Maryland law. The Maryland General Corporation Law, as applicable to Maryland real estate investment trusts, currently provides that indemnification of a person who is a party, or threatened to be made a party, to legal proceedings by reason of the fact that such a person is or was a trustee, officer, employee or agent of a corporation, or is or was serving as a trustee, officer, employee or agent of a corporation or other firm at the request of a corporation, against judgments, fines, penalties, amounts paid in settlement and reasonable expenses, is mandatory in certain circumstances and permissive in others, subject to authorization by the board of trustees, a committee of the board of trustees consisting of two or more trustees not parties to the proceeding (if there does not exist a majority vote quorum of the board of trustees consisting of trustees not parties to the proceeding), special legal counsel appointed by the board of trustees or such committee of the board of trustees, or by the shareholders, so long as it is not established that the act or omission of such person was material to the matter giving rise to the proceedings and was committed in bad faith, was the result of active and deliberate dishonesty, involved such person receiving an improper personal benefit in money, property or services, or, in the case of criminal proceedings, such person had reason to believe that his or her act or omission was unlawful. Our officers and trustees are also indemnified pursuant to the Agreement of Limited Partnership of Capital Automotive, L.P. and their respective employment agreements, which agreements are filed as exhibits hereto or incorporated by reference herein. In addition, we have purchased an insurance policy which purports to insure our officers and trustees against certain liabilities incurred by them in the discharge of their functions as such officers and trustees, except for liabilities resulting from their own malfeasance.

Item 7. Exemption from Registration Claimed.

     Not applicable.

Item 8. Exhibits.

Exhibit
No.	Description

4.1	Amended and Restated Declaration of Trust of Capital Automotive REIT (previously filed as Exhibit 3.1 to Registration Statement on Form S-11 filed with the SEC on November 26, 1997, as subsequently amended (File No. 333-41183) (the “IPO Form S-11”) and incorporated herein by reference)

4.2	Amended and Restated Bylaws of Capital Automotive REIT, as amended (previously filed as Exhibit 3.2 to Annual Report on Form 10-K for the year ended December 31, 1999 filed on March 21, 2000 (File No. 000-23733) and incorporated herein by reference)

4.3	Specimen Common Share certificate (previously filed as Exhibit 4.1 to the IPO Form S-11 and incorporated herein by reference)

4.4	Form of Underwriting Warrant issued to Friedman, Billings, Ramsey & Co., Inc. (previously filed as Exhibit 10.22 to the IPO Form S-11 and incorporated herein by reference)

4.5	Second Amended and Restated Partnership Agreement of Capital Automotive L.P. (previously filed as Exhibit 4.5 to Registration Statement on Form S-3 filed on March 2, 1999 (File No. 333-73183) and incorporated herein by reference)

4.6	First Amendment to Second Amended and Restated Partnership Agreement of Capital Automotive L.P. (previously filed as Exhibit 4.01 to Current Report on Form 8-K filed on August 3, 2001 (File No. 000-23733) and incorporated herein by reference)

5.1	Opinion of Shaw Pittman LLP regarding the validity of the Securities being registered (filed herewith)

23.1	Consent of Ernst & Young LLP (filed herewith)

23.2	Consent of Shaw Pittman LLP (included in their opinion filed as Exhibit 5.1 hereto)

25	Power of Attorney (included on signature page)

Item 9. Undertakings.

     (a)  The Registrant hereby undertakes:

     (1)  To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereto) which, individually or the aggregate, represents a fundamental change in the information set forth in the registration statement.

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statements;

provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the registration statement is on Form S-3, Form S-8 or
Form F-3, and the information required to be included in a post-effective amendment by those paragraphs is contained in the periodic reports filed by the Registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in the registration statement.

     (2)  That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     (3)  To remove from registration by means of a post-effective amendment any securities which remain unsold at the termination of the offering.

     (b)  Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the registrant’s annual report filed pursuant to Section 13(a) or 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     (c)  Insofar as indemnification for liabilities arising under the Securities Act may be permitted to trustees, officers, and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the SEC such in-

demnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a trustee, officer, or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such trustee, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, the Company certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the County of Fairfax, Commonwealth of Virginia, on this 16th day of December, 2002.

CAPITAL AUTOMOTIVE REIT, a Maryland real estate investment trust (Registrant)

By:	/s/ Thomas D. Eckert Thomas D. Eckert President and Chief Executive Officer

POWER OF ATTORNEY

     Each person whose signature appears below hereby constitutes and appoints each of Thomas D. Eckert and David S. Kay as his attorney-in-fact and agent, with full power of substitution and resubstitution for him in any and all capacities, to sign any or all amendments or post-effective amendments to this Registration Statement, or any Registration Statement for the same offering that is to be effective upon filing pursuant to Rule 462(b) under the Securities Act of 1933, and to file the same, with exhibits thereto and other documents in connection therewith or in connection with the registration of the securities under the Securities Act of 1934, as amended, with the Securities and Exchange Commission, granting unto such attorney-in-fact and agent full power and authority to do and perform each and every act and thing requisite and necessary in connection with such matters and hereby ratifying and confirming all that such attorney-in-fact and agent or his substitutes may do or cause to be done by virtue hereof.

     Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed below by the following persons in the capacities indicated.

SIGNATURE	TITLE	DATE

/s/ Thomas D. Eckert Thomas D. Eckert	President and Chief Executive Officer and Trustee (principal executive officer)	December 16, 2002

/s/ David S. Kay David S. Kay	Senior Vice President and Chief Financial Officer (principal financial and accounting officer)	December 16, 2002

/s/ John E. Anderson John E. Anderson	Trustee	December 16, 2002

/s/ Craig L. Fuller Craig L. Fuller	Trustee	December 16, 2002

/s/ William E. Hoglund William E. Hoglund	Trustee	December 16, 2002

/s/ R. Michael McCullough R. Michael McCullough	Trustee	December 16, 2002

/s/ Lee P. Munder Lee P. Munder	Trustee	December 16, 2002

/s/ John J. Pohanka John J. Pohanka	Trustee	December 16, 2002

/s/ Robert M. Rosenthal Robert M. Rosenthal	Trustee	December 16, 2002

/s/ Vincent A. Sheehy Vincent A. Sheehy	Trustee	December 16, 2002